Exhibit 5.12

November 5, 2014

Omnicare, Inc.

900 Omnicare Center

201 E. Fourth Street

Cincinnati, Ohio 45202

Re:	Guaranty of Indentures of Omnicare, Inc. (“Parent”) by Specialized Pharmacy Services, LLC

Dear Sir/Madam:

We have acted as counsel to Specialized Pharmacy Services, LLC, a Michigan limited liability company (the “Guarantor”) with respect to the above-referenced matter. This opinion is being rendered pursuant to (i) a form of senior notes indenture (the “Senior Notes Indenture”), between the Company and the trustee party thereto or (ii) a subordinated notes indenture (the “Subordinated Notes Indenture” and, together with the Senior Notes Indenture, the “Indentures”), between the Company and U.S. Bank National Association (as successor trustee to SunTrust Bank), as trustee, dated June 13, 2003, which were filed with the Securities and Exchange Commission (the “Commission”) as exhibits to the Company’s registration statement on Form S-3 (the “Registration Statement”) on November 5, 2014, regarding the issuance of certain Securities (as defined in each of the Indentures), from time to time, which Securities are guaranteed by the Guarantor and certain other subsidiaries of the Parent.

In connection with this opinion, we have examined the original or a copy certified or otherwise identified to our satisfaction as a true copy of each of the following documents:

(a)	The Articles of Incorporation of Specialized Pharmacy Services, Inc. (“SPS Corp.”) dated March 3, 1977;

(b)	The Articles of Organization of SPS Acquisition Sub, LLC (“Acquisition”) dated October 11, 2005;

(c)	A Certificate of Merger dated June 9, 2006 between SPS Corp. and Acquisition wherein (i) SPS Corp. was merged into Acquisition and (ii) the name of Acquisition was changed to “Specialized Pharmacy Services, LLC”;

(d)	A Certificate of Good Standing of Guarantor dated October 20, 2014;

Omnicare, Inc.

November 5, 2014

(e)	The Limited Liability Company Agreement of Guarantor dated June 9, 2006;

(f)	The Unanimous Written Consent in Lieu of Meeting of the Member of Guarantor dated October 24, 2014;

(g)	The Indentures; and

(h)	A Secretary’s Certificate dated November 5, 2014.

The documents referenced in subparagraphs (a) – (h) above are hereinafter collectively, the “Documents.”

We have assumed the genuineness of all signatures other than those persons signing on behalf of the Guarantor, the legal capacity of natural persons executing the Documents, and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies. In making our examination of the Documents executed by entities other than the Guarantor we have assumed that each such other entity has the power, authority and capacity to enter into and perform all of its obligations thereunder and also have assumed the due authorization by each such other entity of all requisite action and the due execution and delivery of such Documents by each such other entity and the validity and binding effect thereof as to each such entity. Without limiting the legal conclusions reached in this opinion, we have assumed the truth and accuracy of the representations and warranties of the Guarantor in the Documents. We have not undertaken any independent investigation or verification as to such matters.

Whenever our opinion herein with respect to the existence or absence of facts is indicated to be based on our actual knowledge, it is intended to signify that during the course of our representation of the Guarantor as herein described, no information has come to our attention which would give us actual knowledge of the existence or absence of such facts, or suggest that further inquiry is required to confirm or refute the existence of such facts. However, except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Guarantor.

These opinions are based solely on the laws of Michigan and, where applicable, the laws of the United States of America; and no opinion is given with respect to the laws of any other jurisdiction nor the application of conflict or choice of law principles.

Omnicare, Inc.

November 5, 2014

We understand that all of the foregoing assumptions and limitations are acceptable to you. The opinions hereinafter expressed are subject to the further qualifications:

(a)	Our opinion is subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, and to the discretionary nature of specific performance and other equitable remedies.

(b)	Our opinion is subject to limitations imposed by general principles of equity and public policy upon the specific enforceability of any of the remedies, covenants or other provisions of the Indentures and upon the availability of injunctive relief or other equitable remedies, and the application of principles of equity (regardless of whether enforcement is considered in proceedings in law or in equity) in regard to certain covenants and provisions of agreements where (i) the breach of such covenants or provisions imposes restrictions or burdens upon the Parent, including the acceleration of indebtedness due under the Indentures, and it cannot be demonstrated that the enforcement of such restrictions or burdens is reasonably necessary for the protection of the creditor, or (ii) the creditor’s enforcement of such covenants or provisions would violate principles of good faith and fair dealing, or would be commercially unreasonable.

(c)	Certain rights and remedies contained in the Indentures may be rendered ineffective, or limited, by applicable laws and judicial decisions governing such provisions, but such laws and judicial decisions do not, in our opinion, make the Indentures inadequate for the practical realization of the benefits intended to be provided by the Indentures except for the economic consequences of any procedural delay which may result from such laws and decisions.

(d)	We express no opinion as to the enforceability of the indemnification provisions of the Indentures, or any provisions exculpating a holder of the Securities or any of its representatives from any liability, in each case insofar as such provisions might require indemnification or exculpation with respect to any violations of securities laws or relating to any litigation by any party determined adversely to any party other than the Parent or the Guarantor. We express no opinion as to the enforceability of any provision exculpating any holder of the Securities or any of its representatives relating to any loss, cost or expense arising out of any violation by any party other than the Guarantor of any of that party’s duties, the Indentures, general principles of equity or public policy.

Omnicare, Inc.

November 5, 2014

(e)	Notwithstanding anything contained in the Indentures, a holder of the Securities may be limited to recovering only reasonable expenses with respect to enforcement or collection of the obligations under the Indentures.

Based upon and subject to the following, it is our opinion that:

1.	The Guarantor is validly existing and in good standing under the laws of the State of Michigan;

2.	The Guarantor has the requisite corporate power and authority to execute and deliver and to perform its obligations under the Indentures and to guarantee the guaranteed obligations under the Indentures; and

3.	The Guarantor has taken all necessary corporate actions to duly authorize the execution, delivery and performance of the Indentures and to guarantee the guaranteed obligations under the Indentures.

These opinions are given only as of the date hereof and do not contemplate, and no opinion is given with respect to, future events or subsequent changes in law or fact and we do not undertake to update these opinions or to give any other notice concerning any such changes which may come to our attention. This opinion is given as of the date hereof and we assume no obligation to advise the Parent of changes that may hereafter be brought to our attention even if such changes would affect our opinion.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm White & Case LLP in connection with the legal opinion provided by the law firm that is included as an exhibit to the Registration Statement. Additionally, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission hereunder.

PLUNKETT COONEY, P.C.

/s/ Scott K. Lites
By:	Scott K. Lites
Its:	Vice President